                                                                                                                         Exhibit 10.56
                                                                                                          Contract No:  162496
AGREEMENT

        THIS AGREEMENT (the "Agreement") is made and entered into as of February 16, 2003 (the "Effective Date") between United Air Lines, Inc. ("UA") and UAL Corporation ("UAL", UA and UAL sometimes collectively referred to as "United") and Andrew P. Studdert residing at 2844 Blackhawk Road, Wilmette, Illinois 60091 (sometimes referred to as "Executive").

        WHEREAS, Executive is presently an employee of UA (such position is hereinafter referred to as the "Executive Position");

        WHEREAS, United and Executive desire to fully settle and resolve any and all issues arising out of Executive's employment with United and the termination of his or her full time employment as an executive officer by United;

        WHEREAS, United wishes to retain certain limited services of Executive, and Executive wishes to provide said services to United, in accordance with the terms and conditions set forth herein; and

        WHEREAS, Executive has agreed in this Agreement to provide such services and to release United from certain liabilities, as set forth in this Agreement, arising out of Executive's ceasing to serve in the Executive Position;

        NOW, THEREFORE, it is agreed by and between United and Executive as follows:

     1.     Continued Employment.  Effective as of the Effective Date, Executive will continue to be actively employed by United, and Executive will perform services for United by being "on call", including testifying on behalf of United, and subject to such other assignments consistent with Executive's experience and reasonably acceptable to Executive as may be reasonably requested by either the person who is Executive's supervisor immediately prior to the Effective Date (the "Supervisor") or the Supervisor's successor; provided that such requests shall not unreasonably interfere with any employment or business pursuits, including consulting, that Executive may be engaged in from time to time.

     2.     Time Period of Employment

A.      United agrees to employ Executive and Executive agrees to be employed by United on the basis stated in Paragraph 1 from the Effective Date through the earlier of (i) 11:59 p.m. of September 30, 2004 or (ii) the termination of this Agreement and Executive's employment pursuant to Paragraph 4 hereof (such period, the "Term").

 B.      Notwithstanding the foregoing, if the Term ends pursuant to Paragraph 2(A)(ii) above, by virtue of the operation of Paragraph 4(A)(i), Executive's beneficiaries will have the benefits accorded to the beneficiaries of an active officer who dies.

     3.     Compensation and Benefits.

     A.      Salary.  Commencing on February 16, 2003 through the end of the Term, United will pay Executive a monthly salary in the amount of $1,000.00. Such payments will be made on the same schedule as salary payments are made to actively employed officers of United from time to time, currently the 15th and last day of each month.  During the Term, Executive will not be entitled to any increase nor subject to any decrease in such salary payments.  Any amounts will be prorated for any partial month.  All payments made pursuant to this paragraph 3 will be subject to withholding for taxes and other purposes as required by applicable law.

     B.      Incentive Compensation. Executive will not be eligible for an award under the Performance Incentive Plan or any successor plan for 2003 or any subsequent year.

    C.    Benefits.  Notwithstanding what may be provided to other active employees of United from time to time or whether Executive may have been covered by a benefit plan prior to the Effective Date, the only benefits that Executive shall be entitled to during the Term are as follows:

(i)    Free and Reduced Rate Transportation.  United shall provide to Executive and his eligibles free and reduced rate transportation of the type                    granted to actively employed officers in accordance with company regulations and officer travel policies as revised from time to time.

(ii)     United Air Lines, Inc. Management, Administrative and Public Contact Defined       Benefit Pension "Plan". Executive shall continue to receive service credit under The          Term.  No participation credit will be given under any defined qualified or non-         qualified benefit plan commencing on The Effective Date.

(iii)   Management Medical/Dental.  Executive and his or her eligible dependents shall continue to be covered by the Management Medical/Dental Plan in the same manner as other active management employees.  In the event active management employees are required to pay a portion of the premium or cost for coverage under the Medical/Dental Plan, Executive shall be entitled to such coverage provided he makes all required payments in a timely manner as determined by the Plan Administrator of the Management Medical/Dental Plan.

(iv)    Group Life Insurance.  Executive shall continue to be covered by Group Life Insurance including Contributory Life Insurance (if so covered) based on his or her annual salary amount immediately prior to the Effective Date, on the same basis as other active management employees, provided the appropriate payroll deductions are authorized and in accordance with the terms of the policies or payment is made by such other means as is satisfactory to United.

(v)      Officer's Accidental Death and Dismemberment Insurance/Split Dollar Life Insurance.  Executive's Officer's Accidental Death and Dismemberment coverage will         continue until the end of the Term.  If Executive is covered by the Officer's Split         Dollar Life Insurance as of the Effective Date, Executive will continue to be covered         by such insurance until the end of the Term or, if sooner, until UA cancels such         coverage.  The terms of Executive's coverage and option for continuation of the         Officer's Split Dollar Life Insurance after the end of the Term or upon cancellation         will be explained in a separate letter upon the end of the Term or upon cancellation.

(vi)     (a)  Stock.  Executive shall forfeit all vested and unvested stock options granted under UAL's equity incentive plans (the "Equity Plans") prior to the Effective Date.  Executive shall forfeit any unvested restricted stock granted to him or her pursuant to the Equity Plans.

          (b)  Executive will not be eligible for any grants made under the Equity Plans, or any successor plans, after the Effective Date

(vii)      Other Benefits.  Executive will continue to be eligible to participate in the Flexible Spending Account, and will be eligible for payroll savings bonds on the same basis as other active employees.  Executive will also be eligible to utilize the Credit Union subject to its rules.

(viii)     Vacation and Holidays.  No vacation or holiday time will be accrued or taken after the Effective Date.  Executive forfeits any unused accrued vacation.

(ix)     Outplacement Benefits.  For a period of 12 months commencing on the Effective Date Executive will be provided with outplacement assistance appropriate to the Executive Position held by the Executive prior to the Effective Date.

(x)     Office Equipment.  Executive shall return all office equipment, access badges, parking cards, UATP cards, credit card, cellular telephones, pagers and other wireless         devices provided to him or her by United.

(xi)    Disability Income Benefits.  You will not be eligible for the Disability Plan (the "LTD Plan").

      D     Each of the benefits enumerated in Paragraph 3(C) is subject to the practices, rules, and regulations of United, as in effect from time to time.

     E.     (i)  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive hereunder, when taken together with any payment or benefits received or to be received pursuant to the terms of any other plan, arrangement or agreement with United, or any affiliate thereof (all such payments and benefits being hereinafter called "Total Payments") would be subject (in whole or part), to any excise tax (the "Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then, the payments under Paragraph 3(A) shall first be reduced and individual benefits under Paragraph 3(C) shall thereafter be eliminated, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments); provided, however, that Executive may elect to have individual benefits under Paragraph 3(C) eliminated prior to any reduction of the cash payments under Paragraphs 3(A).

   (ii)  For purposes of determining whether and the extent to which the Total Payments        will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or        enjoyment of which Executive shall have waived at such time and in such manner as        not to constitute a "payment" within the meaning of section 280G(b) of the Code        shall be taken into account, (ii) no portion of the Total Payments shall be taken into        account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to        Executive and selected by the accounting firm (the "Auditor") which was,        immediately prior to the Effective Date, United's independent auditor, does not       constitute a "parachute payment" within the meaning of section 280G(b)(2) of the       Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating       the Excise Tax, no portion of such Total Payments shall be taken into account which,       in the opinion of Tax Counsel, constitutes reasonable compensation for services       actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess      of the Base Amount (as defined in section 280G(b)(3) of the Code) allocable to such      reasonable compensation, and (iii) the value of any non-cash benefit or any deferred      payment or benefit included in the Total Payments shall be determined by the Auditor      in accordance with the principles of sections 280G(d)(3) and (4) of the Code.   F.     Air Transportation Safety and System Stabilization Act.      (i)  Notwithstanding any other provisions of this Agreement, in the event that any        payment or benefit received or to be received by the Executive hereunder, when taken        together with any payment or benefits received or to be received pursuant to the terms        of any other plan, arrangement, or agreement with United, or any affiliate thereof        which is, in the opinion of counsel selected by United ("Counsel"), included in "Total       Compensation" as defined by Section 104(b) of the Air Transportation Safety and       System Stabilization Act (the "Act") would, in the opinion of Counsel, exceed the       limitation under Section 104(a) of the Act, then the payments under Paragraph 3(A)       included in Total Compensation shall first be reduced and individual benefits under       Paragraph 3(C) included in Total Compensation shall thereafter be eliminated,    provided, however, that Executive may elect to have individual benefits under       Paragraph 3(C) eliminated prior to any reduction of the cash payments under       Paragraph 3(A). (ii)        Paragraph 3(F)(i) will not apply if (a) United does not apply for Federal credit instrument under the Act by the deadline stipulated in the Act or any amendment thereto or (b) if United does apply for a Federal credit instrument under the Act by the deadline but such Federal credit instrument is not actually issued to United for any reason other than because the Executive's Total Compensation exceeds the limitation under Section 104(a) of the Act.        4.      Termination of Employment Under Agreement.

       A.     Non-Election of Executive.  Executive's employment under this Agreement shall terminate and Executive will no longer have the status of an active employee of United and will no longer be entitled to any of the benefits of this Agreement (including the entitlement to the payment and benefits described in Paragraph 3(C), other than those required by law or otherwise vested), on the happening of the earliest of the following events:

       (i)       Executive's death;

       (ii)       Any material breach by Executive of Paragraph 6 or 9 hereof or the failure by Executive to provide notice to United pursuant  to Paragraph 4(B)(i) hereof;

       (iii)       Executive's termination for Cause (as defined below).

 For purposes hereof, "Cause" shall mean (a) the willful and continued failure by Executive to substantially perform Executive's duties with United (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Supervisor, which demand specifically identifies the manner in which the Supervisor believes that Executive has not substantially performed Executive's duties, and Executive shall not have substantially performed within a reasonable time after receipt of such notice,  (b) the willful engaging by Executive in conduct, including any conduct that is a violation of Executive's duties set forth under Paragraph 7 or 8 hereof, which is demonstrably and materially injurious to United or its subsidiaries, monetarily or otherwise or (c) Executive's conviction for the commission of a felony.  For purposes of clauses (a) and (b) of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interest of United.

       B.     Election of Executive.  (i) During the Term, if Executive elects to terminate his or her employment for any reason, Executive will receive no further payments under Paragraphs 3(A) above, and will no longer be entitled to any benefits under Paragraph 3(C) (other than benefits required by law or otherwise vested). Before Executive's election to terminate under this paragraph can become effective, Executive must have provided United seven (7) days' written notice of his election by registered mail addressed to the General Counsel of United at its principal World Headquarters offices.  Executive's termination of employment will be as of the seventh (7th) day after receipt by United of such notice, at which time he or she will no longer have the status of an active employee of United (including the entitlement to benefits described in Paragraph 3(C), other than benefits required by law or otherwise vested).

(ii)       During the Term, if Executive takes a Competitive Position (as defined below) with a Competitor (as defined below) upon agreeing to such employment, he:
(a) must immediately so notify United in writing by registered mail addressed to the General Counsel of United at its principal World Headquarters offices;

(b) will be deemed to have elected to terminate his employment under this Agreement (including the entitlement to benefits described in Paragraph 3(C)) effective as of the day Executive becomes employed by such Competitor; and

(c) will be entitled to no further compensation after such effective date.

 For purposes of this Agreement, (1) "Competitor" means any airline or air carrier or any company affiliated, directly or indirectly, with another airline or air carrier and (2) "Competitive Position" means becoming employed by, a member of the board of directors of, a consultant to, or to otherwise provide services of any nature to a Competitor directly or indirectly.  If during the Term, Executive desires to provide services whether as a consultant, employee or otherwise to a Competitor and requests that United consent to such provision of such services, United will reasonably consider such request and will not unreasonably withhold, delay or condition its consent.  In the event United consents to Executive's providing such services, there will not be a termination of the Executive's employment under the Agreement pursuant to this Paragraph 4(B)(ii).

       C.     Survival.  Notwithstanding any termination of Executive's employment under this Agreement, Executive shall continue to be bound by (1) the provisions of Paragraphs 6 through 16 hereof, and (2) the provisions of Paragraph 4(B)(ii)(a) hereof.

       5.     Regulations.  During his or her employment, Executive will be governed by applicable United regulations, as in effect from time to time, to the extent that such regulations are consistent with Executive's status as an on-call employee.

       6.     Confidentiality.

       A.       For purposes of this Agreement "Confidential Information" shall mean and include, but not be limited to, the kinds of services provided or proposed to be provided by United to customers, the manner in which such services are performed or offered to be performed, information concerning United's fleet plan, cost structure, strategic plan, labor strategy, information concerning the creation, acquisition or disposition of products and services, personnel information, and other trade secrets and confidential or proprietary information concerning United's business, but shall not include information which (I) is or becomes generally available to the public other than as a result of a disclosure by Executive, (II) was available to Executive on a non-confidential basis prior to its disclosure by UAL or UA, or (III) becomes available to Executive on a non-confidential basis from a person other than UAL, UA or their officers, directors, employees or agents who is not otherwise bound by any confidentiality obligations with respect to the information provided to Executive (the "Confidential Information").

       B.       (i)  Executive acknowledges that: (a) United's business is intensely competitive and that Executive's employment by United has required and during the Term may continue to require that Executive have access to and knowledge of Confidential Information of United, (b) the direct or indirect disclosure of any Confidential Information would place United at a disadvantage and would do damage, monetary or otherwise, to United's business, and (c) the engaging by Executive in any of the activities prohibited by this Paragraph 6 may constitute improper appropriation or use of such Confidential Information.  Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of United.

                 (ii)  Whether directly or indirectly, individually, as a director, stockholder, owner, partner, employee, principal, or agent of any business, or in any other capacity, during the Term of this Agreement and for the two (2) year period thereafter, Executive shall not make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated under this Agreement.  Executive shall return any tangible Confidential Information, including photocopies, extracts and summaries thereof, or any such information stored electronically on tapes, computer disks, or in any other manner that Executive has in his possession (a) on the Effective Date of this Agreement, (b) at the end of the Term, and (c) at such time as United requests Executive to do so.

                (iii) Executive acknowledges and agrees that due to the confidential and proprietary nature of the Confidential Information he or she possesses, a breach or threatened breach by him or her of any of the provisions contained in this Paragraph 6 will cause United irreparable injury.  Therefore, in addition to any other rights or remedies, Executive agrees that United shall be entitled to a temporary, preliminary, and permanent injunction enjoining or restraining Executive from any such violation or threatened violation, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security.  Executive consents to jurisdiction for such enforcement in any state or federal court in the State of Illinois.

               (iv) Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the Confidential Information he or she possesses, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of United.  Executive understands that it is United's intent to have this promise of confidentiality enforced to its fullest extent.  Accordingly, Executive and United agree that, if any portion of this promise of confidentiality is unenforceable, the court should still construe and enforce this promise of confidentiality to the fullest extent permitted by law.

       C.       Executive agrees to keep the terms of and circumstances surrounding this Agreement and of his or her working arrangement, as defined herein, confidential except that the source and amount of his or her income may be revealed as necessary for tax, loan purposes and the like.

  7.    Non-Disparagement.
     A.         Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (a) accuses or implies that United and/or any of its parents, subsidiaries and affiliates, together with their respective present or former officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful or improper conduct, whether relating to Executive's employment (or the termination thereof), the business or operations of United, or otherwise; or (b) disparages, impugns or in any way reflects adversely upon the business or reputation of United and/or any of its parents, subsidiaries and affiliates, together with their respective present or former officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns.

       B.       United agrees not to willfully authorize any statement, observation or opinion (whether oral or written, direct or indirect) that is materially injurious to Executive and that (a) accuses or implies that Executive engaged in any wrongful, unlawful or improper conduct relating to Executive's employment with United or (b) disparages, impugns or in any way reflects adversely upon the reputation of Executive.

       C.       Nothing herein shall be deemed to preclude Executive or United from providing truthful testimony or information pursuant to subpoena, court order or similar legal process.

       8.     Non-Solicitation of Employees:  Executive agrees that Executive will not, during the Term, directly or indirectly, for the benefit of any Competitor (as defined in Paragraph 4(B) hereof) of United, solicit the employment or services of, hire, or assist in the hiring of any person eligible for the Performance Incentive Plan or any successor Plan.

9.       Assent and Release.
    A.         In consideration for the payments and benefits provided in this Agreement, Executive hereby voluntarily, knowingly, willingly, irrevocably, and unconditionally releases UA and UAL together with their respective parents, subsidiaries and affiliates, and each of their respective officers, directors, employees, representatives, attorneys and agents, and each of their respective predecessors, successors and assigns (collectively, the "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, which against them Executive or his or her successors or assigns ever had, now have or hereafter can, shall or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever arising from the beginning of time to the date of this Agreement, including without limitation all claims arising under Title VII of the Civil Rights Act of 1991, the federal Age Discrimination in Employment Act of 1967 ("ADEA"), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, each as amended; and all other federal, state or local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized, including but not limited to the California Fair Employment and Housing Act, the Colorado anti-discrimination laws, the Illinois Human Rights Act, the New Jersey Law Against Discrimination and the New York City and State Human Rights Law, each as amended.  This release by Executive of the Releasees also includes, without limitation, all claims arising under each employee pension, employee welfare, and executive compensation plan of United now in effect or hereafter adopted, except for any benefits to be provided to Executive under this Agreement or in the normal course of Executive's employment through the Effective Date.  It is agreed that this paragraph shall survive termination of the Agreement.  Nothing in this Paragraph 9 shall affect or impair any right that Executive has to either (1) indemnification pursuant to United's bylaws or applicable law or (2) any vested benefit under United's employee benefit plans.

       B.       Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is waiving any and all rights or claims that he may have arising under the ADEA, as amended, which have arisen on or before the date of execution of this Agreement.  Executive further expressly acknowledges and agrees that:

(i)       In return for this Agreement, Executive will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

(ii)       Executive has been advised by United to consult with an attorney before signing this Agreement;

(iii)       Executive was given a copy of this Agreement on or before February 20, 2003.  Executive has been informed that Executive has not less than twenty-one (21) days from February 20, 2003 within which to consider the Agreement and, if Executive considers this Agreement for fewer than 21 days, then Executive agrees that he has had a reasonable period of time to consider the Agreement; and

 (iv)     Executive was informed that Executive had seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.  After seven (7) days this Agreement will become effective, enforceable and irrevocable unless written revocation is received by the undersigned from Executive on or before the close of business on the seventh (7th) day after
           Executive executed this Agreement.  If Executive revokes this Agreement it shall not be effective or enforceable and Executive will not receive the compensation or benefits described in this Agreement.

        C.      Waiver of Unknown Claims:  It is the intention of Executive and United in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified.  In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, to the extent applicable to Executive, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including as well those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.  SECTION 1542 provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."        Executive and UA acknowledge that Executive and UA may hereafter discover claims or facts in addition to or different from those which Executive and UA now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.

       D.       UA and UAL together with their respective parents, subsidiaries and affiliates, and each of their respective officers, directors, employees, representatives, attorneys and agents, and each of their respective predecessors, successors and assigns hereby expressly release Executive from any an all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, which UA or UAL ever had, now has or hereafter can, shall or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever arising from the beginning of time to the date of execution of this Agreement.

       10.     Non-Assignability; Assignment in the Event of Acquisition or Merger.  This Agreement and the benefits hereunder are not assignable or transferable by Executive; the rights and obligations of United under this Agreement will automatically be deemed to be assigned by United to any corporation or entity into which United may be merged or consolidate.

       11.     Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of Illinois, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by the laws of, the State of Illinois, without regard to principles of conflict of laws.

       12.     Paragraph Reference.  Any reference to paragraphs or subparagraphs shall be references to paragraphs or subparagraphs of this Agreement unless expressly stated otherwise.

       13.     Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provisions or application in accordance with the essential intent and purpose of this Agreement, and to this end the provisions of this Agreement are declared to be severable.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law and with the essential intent and purpose of this Agreement.

       14.     Supersedes Prior Agreement(s).  This Agreement supersedes and voids any prior oral or written agreement relating in any way to Executive's employment with UA or UAL which may have been entered into between the parties hereto.  Any change to this Agreement after the Effective Date must be in writing and must be executed by UA, UAL and Executive.

       15.    No Mitigation.  United agrees that Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by United pursuant to this Agreement.  Furthermore, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to United, or otherwise.

        16.    Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  Executive consents to arbitration in Chicago, Illinois, as set forth above, agrees that judgment may be entered in the courts of the State of Illinois on any such arbitration award, consents to the jurisdiction of the courts of Illinois, both state and federal, for the enforcement of any such arbitration award and agrees not to disturb such choice of forum.  Notwithstanding the above, Executive further agrees that United may seek temporary, preliminary or permanent injunctive relief to enforce the provisions contained in Paragraph 6, without first proceeding to arbitration.

17.       Representations by United.  United hereby represents and warrants to Executive that; (a) the execution, delivery and performance of this Agreement by United have been duly authorized by all necessary actions by United, (b) this Agreement has been duly executed and delivered by United to Executive, and (c) this Agreement constitutes the valid and legally binding obligation of United and is enforceable against United in accordance with its terms.

              United and Executive, having read and understood this Agreement and, having consulted with others as appropriate, hereby agree to be bound by its terms.

18.       No Administrative Claim. Executive hereby acknowledges and agrees that nothing in this Agreement, nor any breach thereof, shall give rise to administrative claim under sections 503 or 507 of the Bankruptcy Code and further agrees that he will not assert an entitlement to such administrative claim the Bankruptcy Court or any other judicial or arbitral forum.

       IN WITNESS WHEREOF, the parties have executed this Agreement effective as of February 19, 2003, at the World Headquarters of United Air Lines, Inc., 1200 East Algonquin Road, Elk Grove Twp., Illinois 60007.

UAL CORPORATION AND                                                    EXECUTIVE
UNITED AIR LINES, INC.   By:  /s/Glenn F. Tilton                                                                /s/Andrew P. Studdert           Name:  Glenn F. Tilton                                                               Andrew P. Studdert
          Title: Chairman, President and
          Chief Executive Officer